Exhibit 10.9

La Rosa Holdings Corp.

1420 Celebration Blvd., 2nd Floor

Celebration, Florida 34747

September 30, 2026

Series X Super Voting Preferred Stock

Dear Sirs:

This side agreement (this “Agreement”) is entered into by and between the undersigned La Rosa Holdings Corp., a Nevada corporation (the “Corporation”), and Joseph La Rosa (“Stockholder”) and relates to that certain Redemption Agreement, dated as of November 12, 2025 (as amended, supplemented or otherwise modified from time to time, the “Redemption Agreement”), by and between the Stockholder and the Corporation. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Redemption Agreement.

1. Non-Redemption. The parties hereto agree that, notwithstanding anything to the contrary in the Redemption Agreement, the Corporation shall not redeem any of the shares of Series X Super Voting Preferred Stock of the Corporation held by the Stockholder (the “Stockholder’s Series X Shares”) until after the later to occur of (A) the consummation or entering into a definitive agreement by the Corporation (or a subsidiary thereof) with respect to the sale, transfer, disposition, or other transaction involving the La Rosa Realty Companies (as hereinafter defined) or substantially all the assets thereof, and (B) the payment by the Corporation of the Remaining Redemption Payment owed to the Stockholder under the Redemption Agreement (as such terms are defined below).

For purposes of this Agreement: (a) “La Rosa Realty Companies” means any and all subsidiaries and offices of the Corporation operating as six agent-centric, technology-integrated, cloud-based, multi-service real estate segments; and (b) “Remaining Redemption Payment” means the remaining $100,000 owed to the Stockholder in connection with the redemption of shares of the Stockholder’s Series X Shares pursuant to the Redemption Agreement, as acknowledged in that certain Partial Redemption Confirmation Letter dated January 8, 2026 (such amount being part of the $300,000 deferred from the Fixed Redemption Price, as defined in the Redemption Agreement).

2. Remaining Redemption Payment. The Corporation hereby agrees to make the Remaining Redemption Payment to the Stockholder on or before January 31, 2027.

3. No Waiver; No Other Modifications. Except as expressly set forth herein, the Redemption Agreement remains in full force and effect without modification. In the event of any conflict between this Agreement and the Redemption Agreement, the terms of this Agreement shall govern solely with respect to the subject matter hereof.

4. Governing Law. This Agreement, and any claim or controversy arising out of or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the conflicts-of-laws principles thereof.

5. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement. Signatures delivered by electronic means (including, without limitation, via PDF or DocuSign) shall be deemed to have the same legal effect as originals.

6. Headings. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

LA ROSA HOLDINGS CORP.

By:	/s/ Deana La Rosa
Name:	Deana La Rosa
Title:	Chief Operating Officer

STOCKHOLDER:

/s/ Joseph La Rosa
Name:	Joseph La Rosa